UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2003

USA BROADBAND, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29433	84-1592698
(State or jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Incorporation)

121 Broadway, Suite 638 San Diego, CA 92101 (Address of principal executive offices)

(619) 239-1488 (Registrant’s telephone number, including area code)

1111 Orange Ave. Coronado, CA 92118 (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.          Other Events and Regulation FD Disclosure

On December 3, 2003, Richard G. Lubic (“Lubic”) and DL Communications, Inc., a Nevada corporation (“DL Communications”), filed a complaint against USA Broadband, Inc., a Delaware corporation (“USBU”), in the Superior Court of the State of California, County of San Diego, Central Division.  USBU was served with the complaint on December 10, 2003.  In the complaint, Lubic and DL Communications allege that USBU breached certain terms of the Management Services Agreement dated February 12, 2003 (the “Management Agreement”), among Lubic, DL Communications and USBU.  Lubic and DL Communications also allege that USBU is indebted to them in an amount in excess of $750,000 and that USBU was unjustly enriched by a like amount.  As disclosed in USBU’s Form 8-K dated August 12, 2003, USBU’s board of directors voted to terminate the Management Agreement and Lubic’s services to USBU on August 12, 2003 because Lubic failed to cure breaches of the Management Agreement within the cure period specified in the Management Agreement.  USBU intends to defend against the suit vigorously and intends to file counterclaims against Lubic and DL Communications in early January 2004.

On December 16, 2003, dick clark international cable ventures, a Turks & Caicos entity (“dcicv”), and Las Americas Broadband, Inc., a Colorado corporation (“LABN”), filed a complaint against USBU, its chief financial officer, principal shareholders and others in the Superior Court of the State of California, County of San Diego, Central Division.  USBU was served with the complaint on December 22, 2003.  In the complaint, LABN and dcicv allege that USBU breached certain terms of the Asset Purchase Agreement dated January 9, 2003 (the “Asset Purchase Agreement”), among USBU, LABN, dcicv, Cable California S.A. de C.V., a Mexican corporation (“Cable California”), and Carlos Bustamante Sr.  Pursuant to the terms of the Asset Purchase Agreement, dcicv was obligated to deliver 49% of the shares of voting stock and shares representing 90% of the economic interest in Cable California to USBU.  Cable California possesses a concession from the government of Mexico for the installation and operation of an advanced video and data cable television system in the greater Tijuana, Mexico metropolitan area.  LABN and dcicv also allege in the complaint that USBU and the other defendants made fraudulent representations, and that USBU negligently misrepresented certain information related to USBU’s ability to purchase and operate its interest in Cable California.  LABN and dcicv allege damages, in the aggregate, in excess of $11,250,000.

USBU intends to defend itself vigorously against each of the allegations made in the complaint and, in early January 2004, intends to file counterclaims against LABN, dcicv, certain officers and directors of each, and other parties for breach of the Asset Purchase Agreement, fraud, negligent misrepresentation and other claims.  USBU’s expected counterclaim will allege, among other things, that: (1) the shares representing 49% of the voting stock of Cable California that were delivered to USBU were not properly registered in USBU’s name with the appropriate governmental authorities in Mexico, thereby limiting USBU’s ownership rights with respect to those shares, (2) USBU never received shares representing 90% of the economic interest in Cable California, and (3) misrepresentations were made to USBU in connection with the Asset Purchase Agreement relating to Cable California and its assets and operations.  If USBU is unsuccessful in its defense of the lawsuit and counterclaims against LABN, dcicv and others, its rights and ownership interest in Cable California and its ability to implement its business plan in

Mexico will be materially impaired.  Although USBU can provide no assurance of its success in the litigation, USBU believes that it has meritorious defenses and counterclaims to be made against LABN and dcicv.

Because of the timing of the filing of the above-described lawsuits, USBU does not expect to be able to file its counterclaims against the respective parties until early January 2004. USBU intends to provide additional information to the public regarding these counterclaims after the counterclaims have been filed with the appropriate court.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA BROADBAND, INC.

	By:	/s/ Arturo Alemany
Its: Chief Executive Officer

December 24, 2003